CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603


                         April 11, 2001



Nike Securities L.P.
Suite 300
1001 Warrenville Road
Lisle, Illinois  60532

The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2413


     Re:                         FT 526

Gentlemen:

     We have acted as counsel for Nike Securities L.P., Depositor of FT 526 (the "Fund"), in connection with the issuance of units of fractional undivided interests in the Trust of said Fund (the "Trust"), under a Trust Agreement dated April 11, 2001 (the "Indenture") among Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee, Securities Evaluation Service, Inc., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent. The
opinions  expressed  herein  assume  that  each  Trust  will   be
administered, and investments by a Trust from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. Each Trust holds U.S. Treasury Obligations (the "Treasury Obligations" or "Securities") as such term is defined in the Prospectus.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

          (i) Each Trust is not an association taxable as a corporation but will be governed by the provisions of Subchapter J (relating to Trusts) of Chapter 1, Internal
     Revenue Code of 1986 (the "Code").

          (ii) Each Unit holder will be considered the owner of a pro rata portion of each Security in each Trust and will be considered to have received the interest on his or her pro rata portion of each Security when interest on such Security is received by the respective Trust. An item of trust income will have the same character in the hands of the Unit holder as it would in the hands of the Trust. Each Unit holder will also be required to include in taxable income for Federal income tax purposes, original issue discount with respect to his or her interest in any Security held by each Trust which was issued with original issue discount at the same time and in the same manner as though the Unit holder were the direct owner of such interest, even if the income is not distributed to the Unit holders during such year. Original issue discount will be treated as zero with respect to the Securities if it is "de minimis" within the meaning of Section 1273 of the Code.

          (iii) A Unit holder will have a taxable event when the Trust disposes of a Security (whether by sale, exchange, liquidation, redemption, payment at maturity or otherwise) or upon the sale or redemption of Units by such Unit holder. The price a Unit holder pays for his or her Units, generally, including sales charges, is allocated among his or her pro rata portion of each asset held by each Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unit holder purchases Units) in order to determine the initial tax basis for his or her pro rata portion of each asset held by each Trust. A Unit holder's tax basis for his or her pro rata portion of each asset held by a Trust may be subject to adjustment as discussed in paragraph (v) hereof.

          (iv) The Unit holder's aliquot share of the total proceeds received on the disposition of, or principal paid with respect to, a Security held by a Trust will constitute ordinary income (which will be treated as interest income for most purposes) to the extent it does not exceed the accrued market discount on such Security that has not previously been included in taxable income by such Unit holder. A Unit holder may generally elect to include market discount in income as such discount accrues. In general, market discount is the excess, if any, of the Unit holder's pro rata portion of the outstanding principal balance of a Security over the Unit holder's initial tax basis for such pro rata portion, determined at the time such Unit holder acquires his Units. However, market discount with respect to any Security will generally be considered zero if it amounts to less than 0.25% of the obligation's stated redemption price at maturity times the number of years to maturity. If a Unit holder sells his Units, gain, if any, will constitute ordinary income to the extent of the aggregate of the accrued market discount on the Unit holder's pro rata portion of each Security that is held by a Trust that has not previously been included in taxable income by such Unit holder. In general, market discount accrues on a ratable basis unless the Unit holder elects to accrue such discount on a constant interest rate basis. However, no opinion is expressed herein regarding the precise manner in which market discount accrues. The deduction by a Unit holder for any interest expense incurred to purchase or carry Units will be reduced by the amount of any accrued market discount that has not yet been included in taxable income by such Unit holder. In general, the portion of any interest expense which is not currently deducible would be ultimately deductible when the accrued market discount is included in income. Unit holders should consult their tax advisors regarding whether an election should be made to include market discount in income as it accrues and as to the amount of interest expense which may not be currently deductible.

          (v) As discussed in paragraph (iv) hereof, if a Unit holder sells his Units, gain, if any, will constitute ordinary income to the extent of the aggregate of the accrued market discount (which has not previously been included in such Unit holder' taxable income) with respect to a Unit holder's pro rata portion of each Security held by a Trust. Any other gains (or losses) will be capital gains (or losses) except in the case of a dealer or a financial institution, and will be long-term if the Unit holder has held his Units for more than one year. A Unit holder will recognize taxable gains (a) upon redemption or sale of his or her Units, (b) if the Trustee disposes of an asset or (c) upon receipt by the Trustee of payments of principal on the Securities. The amount of any such gain (or loss) is measured by comparing the Unit holder's pro rata share of the total proceeds from the transaction with his or her adjusted tax basis in Units or his or her pro rata interest in the asset as the case may be, and then reducing such gain, if any, to the extent characterized as ordinary income resulting from accrued market discount as discussed above. A Unit holder's tax basis in his or her Units and his or her pro rata portion of each of the underlying assets of a Trust may be adjusted to reflect the accrual of market discount (if the Unit holder has elected to include such discount in income as it accrues), original issue discount and amortized bond premium, if any. The tax basis reduction requirements of the Code relating to amortization of bond premium may, under some circumstances, result in the Unit holder realizing a taxable gain when his Units are sold or redeemed for an amount equal to his original cost. In addition, Unit holders must reduce the tax basis of their Units and their pro rata portion of the underlying assets of each Trust for their share of accrued interest received by such Trust, if any, on Securities delivered after the Unit holders pay for their Units to the extent that such interest accrued on such Securities before the date the Trust acquired ownership of the Securities (and the amount of this reduction may exceed the amount of accrued interest paid to the seller) and, consequently, such Unit holders may have an increase in taxable gain or reduction in capital loss upon the disposition of such Units or such Securities.

          (vi) Each Unit holders pro rata share of each expense paid by a Trust is deductible by the Unit holder to the same extent as though the expense had been paid directly by the Unit holder. It should be noted that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses, but not amortizable bond premium on Securities held by a Trust, will be deductible by an individual only to the extent they
     exceed 2% of such individuals adjusted gross income.   Unit
     holders may be required to treat some or all of the expenses paid by a Trust as miscellaneous itemized deductions subject to this limitation.

     The Code provides a complex set of rules governing the accrual of original issue discount. These rules provide that original issue discount generally accrues on the basis of a constant compound interest rate over the term of the Security. Special rules apply if the purchase price of a Treasury Obligation exceeds its original issue price plus the amount of original issue discount which would have previously accrued, based upon its issue price (its "adjusted issue price"). Similarly, these special rules would apply to a Unit holder if the tax basis of his pro rata portion of a Treasury Obligation issued with original issue discount exceeds his pro rata portion of its adjusted issue price. In addition, as discussed above, the Registration provides that the amount of original issue discount is considered zero if the actual amount of original issue discount as determined under the Code is less than a de minimis amount.

     It should be noted that capital gains may be recharacterized as ordinary income in the case of certain financial transactions that are conversion transactions. In addition, the Code treats certain transactions designed to reduce or eliminate risk of loss and opportunities for gain (e.g., short sales, offsetting notional principal contracts, futures or forward contracts, or similar transactions) as constructive sales for purposes of
recognition   of  gain  (but  not  loss)  and  for  purposes   of
determining the holding period. Unit holders should consult their own tax advisors with regard to any such constructive sales rules.

     A Unit holder who is a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust) generally will not be subject to United States Federal income taxes, including withholding taxes on interest income (including any original issue discount) on, or any gain from the sale or other disposition of his or her pro rata interest in any Security held by a Trust or the sale of his or her Units provided that all of the following conditions are met:

          (i) the interest income or gain is not effectively connected with the conduct by the foreign investor of a trade or business within the United States;

          (ii)   with  respect to any gain, the foreign  investor
     (if an individual) is not present in the United States for 183 days or more during his or her taxable year;

          (iii) the Security was issued after July 18, 1984; and

          (iv) the foreign investor provides all certification which may be required of his status and of the matters contained in clauses (i) and (ii) above.

     Unless an applicable treaty exemption applies and proper certification is made, amounts otherwise distributable by the U.S. Treasury Portfolio Series to a foreign investor will generally be subject to withholding taxes under Section 1441 of the Code unless the Unit holder timely provides his or her financial representative or the Trustee with a statement that (i) is signed by the Unit holder under penalties of perjury, (ii) certifies that such Unit holder is not a United States person, or in the case of an individual, that he or she is neither a citizen nor a resident of the United States, and (iii) provides the name and address of the Unit holder. The statement may be made, at the option of the person otherwise required to withhold, on Form W-8 or on a substitute form that is substantially similar to Form W-8. If the information provided on the statement changes, the beneficial owner must so inform the person otherwise required to withhold within 30 days of such change.

     Each Unit holder (other than a foreign investor who has properly provided the certifications described above) will be requested to provide the Unit holders taxpayer identification number to the Trustee and to certify that the Unit holder has not been notified that payments to the Unit holder are subject to back-up withholding. If the proper taxpayer identification number and appropriate certification are not provided when requested, distributions by a Trust to such Unit holder will be subject to back-up withholding.

     The scope of this opinion is expressly limited to the matters set forth herein and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax
consequences   with  respect  to  the  purchase,  ownership   and
disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No.333-58440) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                    Very truly yours


                                    CHAPMAN AND CUTLER
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